Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
HARRIS CORPORATION

HARRIS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for approval and adoption. Said amendment approved by the Board of Directors was to add a new Article THIRTEENTH to the Restated Certificate of Incorporation of the Corporation, which new Article THIRTEENTH reads in its entirety as follows:

“THIRTEENTH: Special meetings of stockholders of this corporation may be called at any time by, but only by, the board of directors of this corporation or, as and to the extent required by the by-laws of this corporation, by the Secretary of this corporation upon the written request of the holders of record of not less than 25% of the voting power of all outstanding shares of Common Stock of this corporation, such voting power to be calculated and determined in the manner specified, and with any limitations as may be set forth, in this corporation’s by-laws. Each special meeting shall be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.”

SECOND: That thereafter, pursuant to the resolutions of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation for consideration at the 2012 Annual Meeting of Shareholders, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and at such meeting a majority of the outstanding stock entitled to vote thereon was voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation of Harris Corporation to be executed on its behalf by Scott T. Mikuen, an authorized officer of the Corporation as of this 26th day of October, 2012.

HARRIS CORPORATION

By: /s/ Scott T. Mikuen

Scott T. Mikuen
Vice President, General
Counsel and Secretary